Exhibit 99.2

United Energy Group Limited and Transmeridian Exploration Incorporated Announce

Termination of Amended and Restated Investment Agreement in Connection with United

Energy Group Limited’s Proposed Investment in Transmeridian Exploration Incorporated

and Termination of US$76 Net Per Share Cash Tender Offer for Preferred Stock of

Transmeridian Exploration Incorporated and Exchange Offer for 12% Senior Secured

Notes Due 2010

Houston, November 17, 2008 (PRIMENEWSWIRE)—TRANSMERIDIAN EXPLORATION INCORPORATED (AMEX:TMY) (“Transmeridian”) and United Energy Group Limited (HK: 467.HK) (“United Energy”) announced today that they have mutually agreed to terminate the Amended and Restated Investment Agreement dated as of June 11, 2008 and amended and restated as of September 22, 2008 (the “Investment Agreement”). The boards of directors of both United Energy and Transmeridian have unanimously approved the termination of the Investment Agreement.

United Energy and Transmeridian are exploring alternative transactions on a non-exclusive basis. At the same time, Transmeridian intends to actively solicit other proposals from qualified third parties for the sale, recapitalization or refinancing of the company.

United Energy also announced today that as of 5:00 p.m., New York City time, on November 14, 2008, its previously announced cash tender offer for all of the outstanding shares of 15% senior redeemable convertible preferred stock (CUSIP Nos. 89376N207; 89376N306) (the “Senior Preferred Stock”) and 20% junior redeemable convertible preferred stock (CUSIP Nos. 89376N405; 89376N504) (together with the Senior Preferred Stock, “Preferred Stock”) of Transmeridian was terminated because certain conditions to the tender offer were not satisfied prior to its expiration. No Preferred Stock was purchased in the tender offer and all Preferred Stock previously tendered and not withdrawn will be returned promptly to the holders thereof (or, in the case of Preferred Stock tendered by book-entry transfer, such Preferred Stock will be credited to the account maintained at The Depository Trust Company from which such Preferred Stock was delivered).

As of 5:00 p.m., New York City time, on November 14, 2008, the exchange offer and related consent solicitation of Transmeridian and Transmeridian Exploration Inc. (“TMEI”) relating to $290,000,000 aggregate principal amount of TMEI’s 12% Senior Secured Notes due 2010 (CUSIP Nos.: 89376NAC2, 89376NAA6, 89376NAB4, U87289AB7) (the “Existing Notes”) also was terminated because certain conditions to the exchange offer were not satisfied prior to its expiration. None of the Existing Notes will be accepted for exchange in the exchange offer, and the previously announced exchange offer consideration will not be paid or become payable to holders of the Existing Notes who validly tendered their Existing Notes and delivered their consents in connection with the exchange offer and related consent solicitation. All tendered Existing Notes will be returned promptly to the holders thereof (or, in the case of Existing Notes tendered by book-entry transfer, such Existing Notes will be credited to the account maintained at The Depository Trust Company from which such Existing Notes were delivered). Additionally, the amendments to the indenture governing the Existing Notes set forth in the third supplemental indenture dated as of October 24, 2008 will not become operative. Further, the amendments contained in the new related security documents will not become operative.

About Transmeridian Exploration Incorporated

Transmeridian is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian currently has projects in Kazakhstan and southern Russia; its main asset is a 100% interest in the South Alibek field in western Kazakhstan.

About United Energy Group Limited

United Energy is an investment holding company principally investing in the oil and gas business and primarily targets investments in oil and gas fields globally with proved or probable reserves and significant upside reserve potential. United Energy holds certain participating interests in an oilfield project in Bohai Bay Basin in the People’s Republic of China and it is focused on expanding its portfolio to include E&P opportunities in Asia Pacific, Africa, Latin America and other parts of the world.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and other filings with the Securities and Exchange Commission. Although Transmeridian and United Energy believe the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by Transmeridian, United Energy or any other person that the objectives and plans of Transmeridian will be achieved.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Transmeridian or United Energy. Any securities offered in connection with the transactions described herein will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contacts:

United Energy Group Limited Rachel Zhang, Executive Director Phone: (852) 2522 8287 Fax: (852) 2522 6938 www.uegl.com.hk Unit 2112, Two Pacific Place 88 Queensway, Hong Kong	Transmeridian Exploration Incorporated Earl W. McNiel, CFO Phone: (713) 458-1100 Fax: (713) 781-6593 tmei@tmei.com www.tmei.com 5847 San Felipe, Suite 4300 Houston, Texas 77057